Exhibit 3.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

f/k/a STEMCO BIOMEDICAL, INC.

Pursuant to Section 245 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows.

1. The name of the corporation is Aldagen, Inc. The corporation’s original Certificate of Incorporation was filed on March 3, 2000, under the name StemCo Biomedical, Inc.

2. The name of the corporation was changed to Aldagen, Inc. pursuant to the Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation filed on November 18, 2005.

3. The Fifth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of Aldagen, Inc.

4. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Fifth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, and will be effective upon filing.

IN WITNESS WHEREOF, said Aldagen, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by Edward L. Field, its President and Chief Operating Officer, and attested by Fred D. Hutchison, its Assistant Secretary, this 7th day of September, 2007.

ALDAGEN, INC.

By:	/s/ Edward L. Field
Name:	Edward L. Field
Title:	President

ATTEST:

By:	/s/ Fred D. Hutchison
Name:	Fred D. Hutchison
Title:	Assistant Secretary

EXHIBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

ARTICLE I

The name of the corporation shall be “Aldagen, Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of the registered agent is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Twenty-Six Million Eight Hundred Fifty-Two Thousand Eight Hundred Forty-Three (126,852,843) shares, of which Eighty Million (80,000,000) shares shall be, common stock, $0.001 par value per share (“Common Stock”), and Forty-Six Million Eight Hundred Fifty-Two Thousand Eight Hundred Forty-Three (46,852,843) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”). For purposes hereof, Preferred Stock shall mean and include only shares of Series A Preferred Stock (as hereinafter defined), shares of Series B Preferred Stock (as hereinafter defined), shares of Series C Preferred Stock (as hereinafter defined) and shares of Series C-1 Preferred Stock (as hereinafter defined). Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law and subject to Section B.4(c) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding or reserved upon conversion) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation, voting together as a single class, with each such share being entitled to such number of votes per share as is provided in Sections A.2 and B.4(a).

The following is a statement of the designations, preferences, voting powers (or lack thereof), relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any unissued shares of Preferred Stock, to fix the number of such shares and to determine the series of Preferred Stock, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof on the terms stated or expressed herein, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the Delaware General Corporation Law and subject to Section B.4(c). Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

The Preferred Stock of the Corporation shall consist of (i) Six Million Forty Thousand (6,040,000) shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), (ii) Eight Million Nine Hundred Twenty-Three Thousand Seven Hundred Eighty-Five (8,923,785) shares of Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), (iii) Twenty-Six Million Sixty-Nine Thousand Five Hundred Eighty-Four (26,069,584) shares of Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), and (iv) Five Million Eight Hundred Nineteen Thousand Four Hundred Seventy-Four (5,819,474) shares of Series C-l Preferred Stock, $0.001 par value per share (“Series C-1 Preferred Stock”), the powers, preferences, rights, privileges and restrictions, qualifications and limitations of each of which are set forth below.

1.	Dividends

(a) The holders of the Series C-l Preferred Stock shall be entitled, when, as and if declared by the Board of Directors, consistent with Delaware law, on each outstanding share of Series C-l Preferred Stock, to receive cash dividends and distributions out of funds of the Corporation legally available for that purpose, at an annual rate of eight percent (8%) of the Original Issue Price of the Series C-l Preferred. Dividends on the shares of Series C-l Preferred Stock shall accrue annually beginning as of the date of issuance thereof whether or not earned or declared and shall be cumulative (the “Series C-1 Accrued Dividends”). Holders of Series C-l Preferred Stock shall be entitled to receive the Series C-l Accrued Dividends (A) when and if declared by the Board of Directors, but only out of funds that are legally available therefore, (B) upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, pursuant to Section 2(c) below, (C) upon a conversion of the Series C-l Preferred Stock into Common Stock pursuant to Section 5(b), subject to the exceptions set forth therein, and (D) upon the redemption of the Series C-l Preferred Stock pursuant to Section 3 below. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series C-l Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series C-l Preferred Stock in an amount at least equal to (i) the amount of the aggregate Series C-l Accrued Dividends then accrued on such share of Series C-l Preferred Stock and not previously paid plus (ii) the dividend payable under Section l(c) below. The Original Issue Price of the Series C-l Preferred Stock shall be $1.0411 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Upon the Corporation’s default in redemption of Preferred Stock as set forth in Section B.3 below and in addition to any other rights of holders of Series C-l Preferred Stock, the annual dividend rate shall increase to twelve percent (12%) per annum as long as such default continues. In the event the Board of Directors declares the payment of a dividend on the Series C-l Preferred Stock in an amount less than the total amount of-Series C-l Accrued Dividends accrued through the date of such payment, the holders of Series C-l Preferred Stock shall ratably receive such amounts that would be payable in respect of the shares held by them upon such payment if all Series C-l Accrued Dividends payable with respect to said shares were paid in full until the Series C-l Accrued Dividends for the holders of Series C-l Preferred Stock are satisfied in full or the funds available for payments are depleted.

(b) The holders of the Series C Preferred Stock shall be entitled, when, as and if declared by the Board of Directors, consistent with Delaware law, on each outstanding share of Series C Preferred Stock, to receive cash dividends and distributions out of funds of the Corporation legally available for that purpose, at an annual rate of eight percent (8%) of the Original Issue Price of the Series C Preferred. Dividends on the shares of Series C Preferred Stock shall accrue annually beginning as of the date of issuance thereof whether or not earned or declared and shall be cumulative (the “Series C Accrued Dividends” and collectively with the Series C-l Accrued Dividends, the “Accrued Dividends”). Holders of Series C Preferred Stock shall be entitled to receive the Series C Accrued Dividends (A) when and if declared by the Board of Directors, but only out of funds that are legally available therefore, (B) upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, pursuant to Section 2(c) below, (C) upon a conversion of the Series C Preferred Stock into Common Stock pursuant to Section 5(b), subject to the exceptions set forth therein, and (D) upon the redemption of the Series C Preferred Stock pursuant to Section 3 below. The Corporation shall not declare, pay or set aside any dividends on the Series B Preferred Stock, the

Series A Preferred Stock or the Common Stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series C Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to (i) the amount of the aggregate Series C Accrued Dividends then accrued on such share of Series C Preferred Stock and not previously paid plus (ii) the dividend payable under Section l(b) below. The Original Issue Price of the Series C Preferred Stock shall be $0.7278 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Upon the Corporation’s default in redemption of Preferred Stock as set forth in Section B.3 below and in addition to any other rights of holders of Series C Preferred Stock, the annual dividend rate shall increase to twelve percent (12%) per annum as long as such default continues. In the event the Board of Directors declares the payment of a dividend on the Series C Preferred Stock in an amount less than the total amount of Series C Accrued Dividends accrued through the date of such payment, the holders of Series C Preferred Stock shall ratably receive such amounts that would be payable in respect of the shares held by them upon such payment if all Series C Accrued Dividends payable with respect to said shares were paid in full until the Series C Accrued Dividends for the holders of Series C Preferred Stock are satisfied in full or the funds available for payments are depleted.

(c) With respect to the declaration, payment and setting apart of dividends on shares of Common Stock, other than in Common Stock, whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of Preferred Stock shall be entitled to participate with the Common Stock and receive, before or at the same time as any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as-converted basis, as are to be distributed to the holders of the Common Stock. Each share of Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Preferred Stock with respect to dividends of Common Stock are set forth in Section 5 hereof.

(d) Notwithstanding the foregoing, the holders of the Series A Preferred Stock and Series B Preferred Stock (the “Junior Preferred”) hereby waive rights to all dividends that have accrued with respect to such stock prior to December 15, 2006. Except as set provided in Section B.l(c), the Junior Preferred shall not be entitled to receive any dividend out of the funds of the Corporation in any event.

2.	Preference on Liquidation

(a) Upon the occurrence of any Liquidating Event (as defined below), each holder of Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect to the Corporation’s Common Stock, an amount equal to the respective Original Issue Price (the “Original Price”) per share of Preferred Stock then held by it, plus any declared but unpaid dividends pursuant to Section B.l(c) for each share of Preferred Stock and, in the case of the Series C Preferred Stock and the Series C-l Preferred Stock, any Accrued Dividends that are then unpaid for each share of Series C Preferred Stock and Series C-l Preferred Stock then held by such stockholder (respectively, the “Preference Amount”), subject to any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The Original Issue Price of the Junior Preferred shall be One Dollar ($1.00) (as adjusted for any stock dividends, combinations, splits, recapitalization and the like with regard to such shares). The holders of the Series C-l Preferred Stock shall ratably receive their respective Preference Amount prior to and in preference to the holders of the Series C Preferred Stock and no distributions may be made to any holders of the Series C Preferred Stock pursuant to this Section 2(a) unless and until the Preference Amount for the Series C-l Preferred Stock has been paid in full. The holders of Series C Preferred Stock shall ratably receive their respective Preference Amount prior to and in preference to the Junior Preferred and no distributions may be made to any holders of Junior Preferred pursuant to this Section 2(a) unless and until the Preference Amount for the Series C Preferred Stock has been paid in full. Notwithstanding the foregoing, if the amount to be distributed to the Corporation’s stockholders upon such Liquidating Event, assuming full exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock, would equal or exceed ten dollars ($10.00) per share of Preferred Stock for all series of Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (“Qualifying Liquidation Amount”), then the holders of Preferred Stock shall not be entitled to receive the Preference Amount and shall instead receive only their ratable share of the Corporation’s assets pursuant to Subsection 2(b) below as if such shares of Preferred Stock had been converted voluntarily into Common Stock at the then applicable conversion rate immediately prior to such Liquidating Event.

(b) Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock during such period at any time prior to the payment date stated in such notice. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series C-l Preferred Stock the full Preference Amount to which they shall be entitled, the holders of the Series C-l Preferred Stock shall share ratably in any distribution of assets (so that each holder of Series C-l Preferred Stock receives the same percentage of the applicable Preference Amount per share). After payment has been made to the holders of the Series C-l Preferred Stock of the full Preference Amount to which they shall be entitled as aforesaid, holders of the Series C Preferred Stock shall be entitled to receive the Preference Amount on such shares of Series C Preferred Stock. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series C Preferred Stock the full Preference Amount to which they shall be entitled, the holders of the Series C Preferred Stock shall share ratably in any distribution of assets (so that each holder of Series C Preferred Stock receives the same percentage of the applicable Preference Amount per share). After payment has been made to the holders of the Series C Preferred Stock and Series C-l Preferred Stock of the full Preference Amount to which they shall be entitled as aforesaid, holders of the Junior Preferred shall be entitled to receive the Preference Amount on such shares of Junior Preferred. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Junior Preferred the full Preference Amount to which they shall be entitled, the holders of the Junior Preferred shall share ratably in any distribution of assets (so that each holder of Junior Preferred receives the same percentage of the applicable Preference Amount per share). After payment has been made to the holders of the Preferred Stock of the full Preference Amount to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably among the holders of the Corporation’s Common Stock and Preferred Stock (with each share of Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is convertible immediately prior to such Liquidating Event).

(c) A “Liquidating Event” shall mean (i) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (ii) a sale, transfer, exclusive license or other disposition of all or substantially all the assets of the Corporation to, or a merger or consolidation into, an entity, or sale of voting control; provided that such surviving entity, immediately after the transaction, is not controlled, directly or indirectly, by the stockholders of the Corporation. For purposes of this definition, “control” shall mean ownership of voting securities that entitle the holders to elect more than 50% of the members of the Board of Directors. Upon the written consent of both (i) Intersouth Partners VI, L.P. or its transferee and at least two of either Harbert Venture Partners, L.L.C., or its transferee, Tullis-Dickerson Capital Focus III, L.P., or its transferee, or CNF Investments II, LLC, or its transferee (collectively, the “Approval Threshold”) and (ii) the holders of a majority of the shares of Junior Preferred, in each case given before the effective date of a merger or consolidation that would otherwise be a Liquidating Event as defined herein, then such merger or consolidation shall not be deemed a Liquidating Event and the provisions of Subsections 5(g) and 6(b) shall apply. Upon the occurrence of any Liquidating Event that would involve the distribution of assets other than cash with respect to the outstanding shares of Preferred Stock, the value of such non-cash assets shall be determined in good faith by the Board of Directors. “Purchase Agreement” shall mean that certain Series C Preferred Stock Purchase Agreement dated on or about December 14, 2006, as amended, made by and between the Corporation and the investors named therein.

3.	Redemption

(a) The Corporation shall, at the option of the holders representing the Approval Threshold (the “Electing Series C Holders”) at any time after December 13, 2011 exercised by written notice provided by such Electing Series C Holders to the Corporation at least one hundred twenty (120) days prior to such requested redemption (a “Series C Redemption Election”) and subject to the provisions of this Section 3, redeem the outstanding shares of Series C Preferred Stock and Series C-l Preferred Stock by paying cash to the holders thereof in respect to each such share the Redemption Price (defined below) applicable to the Series C Preferred Stock and the Series C-l Preferred Stock, in three (3) installments (each, a “Series C Redemption Date”). The relative amounts of the three (3) installments shall be as described in the Series C Redemption Election, provided that (1) each such installment shall comprise at least twenty percent (20%), but no more than fifty percent (50%), of the total, aggregate amount being paid to holders of Series C Preferred Stock and Series C-l Preferred Stock with respect to such redemption and (2) the agreed upon relative amounts of such installments shall apply equally to all holders of Series C Preferred Stock and Series C-l Preferred Stock. After the redemption rights of the holders of the Series C Preferred Stock and

Series C-l Preferred Stock have been satisfied in full, the holders of Junior Preferred have the right to redeem the Junior Preferred as set forth below. The Corporation shall, at the option of the holders of a majority of the then outstanding Junior Preferred (the “Electing Junior Holders”) at any time after December 13, 2012 exercised by written notice provided by such Electing Junior Holders to the Corporation at least one hundred twenty (120) days prior to such requested redemption (a “Junior Redemption Election”) and subject to the provisions of this Section 3, redeem the outstanding shares of Junior Preferred by paying cash to the holders thereof in respect to each such share the Redemption Price (defined below) applicable to the Junior Preferred, in three (3) installments (each, a “Junior Redemption Date”). The relative amounts of the three (3) installments shall be (i) as agreed upon by two-thirds (66-2/3%) of the Electing Junior Holders and (ii) described in the Junior Redemption Election, provided that (1) each such installment shall comprise at least twenty percent (20%), but no more than fifty percent (50%), of the total, aggregate amount being paid to holders of Junior Preferred with respect to such redemption and (2) the agreed upon relative amounts of such installments shall apply equally to all holders of Junior Preferred. The first Series C Redemption Date or Junior Redemption Date (generically, the “Redemption Date”) shall be within one hundred twenty (120) days of the date of the Series C Redemption Election or the Junior Redemption Election (generically, the “Redemption Election”), as the case may be, and the other applicable Redemption Dates shall be on the first and second anniversary dates of the first applicable Redemption Date. The price payable for each redeemed share of Preferred Stock (the “Redemption Price”) shall be equal to (1) in the case of the Junior Preferred, the Original Price plus any declared but unpaid dividends pursuant to Section B.l(c), and (2) in the case of the Series C Preferred Stock and Series C-l Preferred Stock, the Original Issue Price plus any declared but unpaid dividends pursuant to Section B.l(c) and any Accrued Dividends that have not been paid.

(b) Within ten (10) days of receipt by the Corporation of a Redemption Election, the Corporation shall give written notice of such Redemption Election to all holders of record of applicable Preferred Stock (the “Redemption Notice”). Each such holder shall be considered an “Electing Holder” for purposes of this Section 3 whose shares shall be redeemed on the same terms and at the same time as shares covered by the initial notice of Redemption Election. At least thirty (30) days prior to the Redemption Date, written notice shall be mailed, postage prepaid, to each Electing Holder at its post office address last shown on the records of the Corporation, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder’s Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. On or after each Redemption Date, the Redemption Price of the shares to be redeemed on such Redemption Date shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. Any remaining shares held by the Electing Holders not yet required to be redeemed pursuant to this Section 3(c) shall continue to be outstanding for all purposes. From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price payable on such Redemption Date, all dividends on the applicable Preferred Stock designated in the Redemption Notice for redemption on such Redemption Date shall cease to accrue as applicable to the shares of Series C Preferred Stock and Series C-l Preferred Stock, all rights of the holders of such shares as holders of the applicable Preferred Stock of the

Corporation (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(c) If no funds or insufficient funds are legally available at the time of any Redemption Date to redeem all of the shares of applicable Preferred Stock then due to be redeemed, then the Corporation shall redeem shares of Series C Preferred Stock and Series C-l Preferred Stock in preference to all other Junior Preferred and then the Corporation shall redeem shares of applicable Preferred Stock from holders thereof pro rata based upon the aggregate Redemption Price of the shares to be redeemed. Shares of applicable Preferred Stock that are subject to redemption but that have not been redeemed and the Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be outstanding and entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such applicable Preferred Stock until such shares have been redeemed and the Redemption Price has been paid or set aside thereto. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of applicable Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed. In the event the Corporation has no funds or insufficient funds that are legally available at the time of any Series C Redemption Date, which default has occurred for a period of fifteen (15) days after written notice to the Corporation of such default by holders representing the Approval Threshold, then the size of the Board shall be increased to seven (7) and the holders of Series C Preferred Stock and the Series C-l Preferred Stock shall be entitled to appoint the two newly-created board positions such that the holders of the Series C Preferred Stock and Series C-l Preferred Stock, voting as a single class, shall be entitled to elect a majority of the directors to the Board of Directors for so long as the Corporation’s default shall continue. Each of (a) Intersouth Partners VI, L.P. and Harbert Venture Partners, L.L.C., or their affiliates, and (b) Tullis-Dickerson Capital Focus III, L.P. and CNF Investments II, LLC or their affiliates, shall be entitled to appoint one member to fill the newly-created board positions.

4.	Voting

(a) Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number. Notwithstanding the foregoing, the holders of Preferred Stock shall not vote as a single class with the Common Stock with respect to any matters covered by Subsections 4(b) and 4(c). Except as required by law, the holders of the Series C Preferred Stock and the Series C-l Preferred Stock shall vote together as a single class.

(b) Junior Preferred Protective Provisions. In addition to any other rights provided by law or as set forth in this Certificate of Incorporation, so long as One Million Eight Hundred Thousand (1,800,000) shares of Junior Preferred shall be outstanding in the aggregate, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds (66-2/3%) of the then-outstanding shares of Junior Preferred, consenting or voting together as a single class:

(i) only to the extent that holders constituting the Approval Threshold have not previously approved action pursuant to clause (iii) below, take any action that alters or changes the powers, rights, preferences or privileges of any Junior Preferred;

(ii) take any action that increases or decreases the total number of authorized shares of any Junior Preferred;

(iii) only to the extent that holders constituting the Approval Threshold have not previously approved such transaction and excluding issuances of any shares of Series C Preferred Stock or Series C-l Preferred Stock pursuant to the Purchase Agreement, authorize or issue any new or existing class or classes or series of capital stock having any preference or priority on parity with or senior to any Junior Preferred as to dividends, liquidation, redemption or assets, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation haying any preference or priority on parity with or senior to the Series A Preferred Stock and/or Series B Preferred Stock as to dividends, liquidation, redemption or assets;

(iv) reclassify any Common Stock into shares having any preference or priority senior to or on a parity with any such preference or priority of the Series A Preferred Stock and/or Series B Preferred Stock as to dividends, liquidation, redemption, conversion, registration rights, voting, or assets;

(v) only to the extent that holders constituting the Approval Threshold have not previously approved action pursuant to clause (iii) above, amend or repeal any provision of, or add any provision to, the Corporation’s certificate of incorporation or bylaws that adversely affects the holders of the Series A Preferred Stock and/or Series B Preferred Stock;

(vi) pay or declare any dividend or distribution on any shares of its capital stock for holders of Common Stock, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock, except as contemplated by Section B.3 and except for repurchases of shares from former employees upon termination of employment pursuant to the terms of such former employees’ stock purchase or restricted stock agreements approved by the Board of Directors providing for such repurchases at the original issuance prices for such shares;

(vii) only to the extent that holders constituting the Approval Threshold have not previously approved such transaction, merge, consolidate, or exchange shares with any other entity;

(viii) only to the extent that holders constituting the Approval Threshold have not previously approved such transaction, sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of the Corporation’s assets, or engage in any transaction or other action which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the surviving entity’s capital stock after the transaction;

(ix) voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business; or

(x) only to the extent that holders constituting the Approval Threshold have not previously approved such transaction, authorized any public offering of capital stock or other securities, provided that no such consent shall be required for an underwritten public offering with proceeds to the Corporation of more than Thirty Million Dollars ($30,000,000) of Corporation stock (before deduction for underwriters’ commission and expenses) with a price per share in such offering not less than five times the Series C Preferred Stock Original Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (a “Qualified IPO”).

(c) Series C Preferred Stock and Series C-l Preferred Stock Protective Provisions. In addition to any other rights provided by law or as set forth in this Certificate of Incorporation, so long as One Million (1,000,000) shares of Series C Preferred Stock and Series C-l Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with regard to such shares) shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders representing the Approval Threshold (whether by merger, reclassification or otherwise):

(i) take any action that alters or changes the powers, rights, preferences or privileges of the Series C Preferred Stock or the Series C-l Preferred Stock;

(ii) take any action that increases or decreases the total number of authorized shares of the Common Stock or Preferred Stock;

(iii) authorize or issue any new or existing class or classes or series of capital stock having any preference or priority on parity with or senior to the Series C Preferred Stock or the Series C-l Preferred Stock as to dividends, liquidation, redemption or assets, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the

Corporation having any preference or priority on parity with or senior to the Series C Preferred Stock or the Series C-l Preferred Stock as to dividends, liquidation, redemption or assets;

(iv) reclassify any Common Stock into shares having any preference or priority senior to or on parity with any such preference or priority of the Series C Preferred Stock or the Series C-l Preferred Stock as to dividends, liquidation, redemption, conversion, registration rights, voting, or assets;

(v) pay or declare any dividend or distribution on any shares of its capital stock (other than the Series C Preferred Stock and the Series C-l Preferred Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock, except as contemplated by Section B.3 and except for repurchases of shares from former employees upon termination of employment pursuant to the terms of such former employees’ stock purchase or restricted stock agreements approved by the Board of Directors providing for such repurchases at the original issuance prices for such shares;

(vi) merge, consolidate, or exchange shares with any other entity which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the surviving entity’s capital stock after the transaction;

(vii) sell, lease, license, convey, exchange, transfer or otherwise dispose of all or substantially all of the Corporation’s assets, or engage in any disposition of all or substantially all of the Corporation’s assets;

(viii) amend, alter, or repeal any provision of the Amended and Restated Certificate of Incorporation, as amended, or the Bylaws, as amended (including any filing of the Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock and the Series C-l Preferred Stock so as to affect them adversely;

(ix) increases or decreases the authorized size of the Corporation’s Board of Directors;

(x) voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business; or

(xi) authorizes any Qualified IPO.

(d) In the event that any change, alteration, or repeal of the terms of the Series C Preferred Stock or the Series C-l Preferred Stock would materially and adversely impact a holder or holders of such Series C Preferred Stock or Series C-l Preferred Stock in a manner differently than the other holders of such Series C Preferred Stock or Series C-l Preferred Stock, such action shall require the consent of such materially and adversely impacted holder or holders of such Series C Preferred Stock or Series C-l Preferred Stock.

5.	Conversion Rights

Except as otherwise provided pursuant to Section 3, each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Preferred Stock may be converted shall be determined by dividing the respective Original Price by the respective Conversion Price (determined as hereinafter provided) in effect at the time of the conversion.

(a) Before any adjustment is made pursuant to Section 6, for each series of Preferred Stock the Conversion Price shall be equal to the respective Original Price.

(b) The holder of any shares of Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection 5(c). The holder shall be deemed to have become a stockholder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation’s Board of Directors.

(d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. Additionally, the Corporation shall in no event be required to pay any personal income tax that may accrue to a holder of Preferred Stock upon conversion of Preferred Stock to shares of Common Stock.

(e) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best effort to obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then-par value of the shares of Common Stock issuable upon the conversion of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such applicable adjusted Conversion Price.

(f) If the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Subsection 6(a)), then, and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

(g) In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Subsection 2(c) above), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Preferred Stock would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of Sections 5 and 6 with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Sections 5 and 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Stock.

(h) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(i) All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(j) In case any shares of Preferred Stock shall be converted pursuant to Sections 5 or 6 hereof, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock.

(k) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of Sections 5 and 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment, provided that the Corporation may amend its Certificate of Incorporation or enter into any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action upon approval as required by Sections 4(b) and 4(c), if reasonable provisions have been made with respect to the rights of the Preferred Stock.

6.	Adjustment of Conversion Price

The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows.

(a) Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock, in each case without a corresponding adjustment to any series of Preferred Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock, without a corresponding adjustment to any series of Preferred Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

(b) Notice of Noncash Dividends Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(a) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or

(b) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another Corporation that is not a Liquidating Event;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock and to the holders of record of the outstanding Preferred Stock, at least 20 days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(c) Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation of:

(a) Common Stock for a consideration per share less than the respective Conversion Price in effect immediately prior to the time of such issue or sale; or

(b) any Stock Purchase Rights where the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the respective Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

(c) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the respective Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock, Stock Purchase Rights or Convertible Securities pursuant to Subsections 6(a) or 6(d)(6) hereof (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then forthwith upon such issue or sale, the Conversion Price for such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by the following formula:

CP1 = CP*	N+C
N + AS

where:

CP1	=	the Conversion Price as so adjusted;

CP	=	the former Conversion Price;

N	=	the number of shares of Common Stock and Preferred Stock (on an as-converted basis) outstanding immediately prior to such issuance;

C	=	the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then-existing Conversion Price;

AS	=	the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

In addition, notwithstanding the foregoing, any adjustments to the conversion price of the Junior Preferred that is caused by the issuance of the Series C Preferred Stock and Series C-l Preferred Stock shall be calculated only on the basis of the shares of Series C Preferred Stock and Series C-l Preferred Stock actually issued by the Corporation in accordance with the Purchase Agreement.

(d) For purposes of this Section 6, the following provisions will be applicable:

(1) “Convertible Securities” shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

(2) “Stock Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

(3) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

(4) Determination of Consideration. The “consideration actually received” by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

i) Cash Payment. In the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

ii) Noncash Payment. In the case of consideration other than cash, the value of such consideration, including the value of any loan made in connection with the issuance of Stock Purchase Rights or Convertible Securities, which shall not include the value of any Convertible Securities of the Corporation being converted or exchanged, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends; and

iii) Stock Purchase Rights and Convertible Securities. The total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends. Where as part of the same transaction or series of related transactions occurring within a sixty (60) day period more than one type of Convertible Securities and/or Stock Purchase Rights or both Convertible Securities and Stock Purchase Rights are issued, the determination as to whether a Dilutive Issuance has occurred shall be made on an aggregate basis, taking into account all Convertible Securities and all Stock Purchase Rights whose conversion or exercise are conditioned on the conversion or exercise of the other Convertible Securities and Stock Purchase Rights.

(5) Readjustment of Conversion Price. In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities (including additional consideration paid to extend the term or to change another provision of the Stock Purchase Rights or Convertible Securities or required as a condition of exercise or conversion) or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this Subsection 6(d)(5) shall (i) increase the applicable Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

(6) Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance or sale of Common Stock or of options, or the shares of stock issuable upon exercise of such options, to purchase up to Three Million Five Hundred One Thousand Eight Hundred Sixty-Nine (3,501,869) shares of Common Stock granted after the date hereof (together with the exercise of up to 2,447,131 shares of Common Stock issuable for options granted prior to the date hereof), subject to adjustment for stock splits, stock dividends, recapitalizations and the like, to directors, officers, employees or consultants of the Corporation pursuant to stock options or stock purchase plans or agreements, whether “qualified” for tax purposes or not, pursuant to plans or arrangements approved by the Board of Directors, (ii) the issuance or sale of any other shares of Common Stock, Convertible Securities or Stock Purchase Rights as to which the holders of two-thirds (66-2/3%) of the outstanding shares of Junior Preferred and the Approval Threshold of the outstanding shares of Series C Preferred Stock and Series C-l Preferred Stock have expressly waived such adjustment to the Conversion Price pursuant to this Section 6, (iii) the issuance of Common Stock upon conversion of the Preferred Stock, (iv) any dividends or distributions on Preferred Stock, (v) the issuance of warrants to purchase snares of Common Stock to banks or equipment lessors, as approved by the Board of Directors, such issuances not to exceed in the aggregate one percent (1%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vi) the issuance of shares of Common Stock, Convertible Securities, or Stock Purchase Rights in connection with business combinations or corporate partnering agreements, as approved by the Board of Directors, such issuances not to exceed in the aggregate five percent (5%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vii) the sale of shares of Common Stock in connection with a Qualified IPO, or (viii) solely with respect to the Junior Preferred, any issuance or deemed issuance of Common Stock, Convertible Securities or Stock Purchase Rights other than shares of Series C Preferred or Series C-l Preferred Stock issued in accordance with the terms of the Purchase Agreement. The issuances or sales described in the preceding clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) (solely with respect to the Junior Preferred) shall be ignored for purposes of calculating any adjustment to any Conversion Price.

(7) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares.

(e) Adjustment in the Absence of a Qualified IPO. In the event that a Qualified IPO does not occur prior to September 30, 2008, then if the Company completes a Qualified Financing (as defined below) after September 30, 2008 and such transaction constitutes a Dilutive Issuance with respect to the then existing Conversion Price for the Series C-l Preferred Stock, then upon the consummation of such Qualified Financing the Conversion Price for the Series C-l Preferred Stock then in effect shall be decreased to the greater of (i) the consideration per share received by the Company in the Qualified Financing (as determined in accordance with this Section 6) and (ii) the then-applicable Conversion Price of the Series C Preferred Stock. Except as set forth above, the Conversion Price for the Series C-l Preferred Stock shall otherwise be adjusted in accordance with the other provisions of this Section 6. A “Qualified Financing” shall mean the first to occur of (x) a financing or series of related financings in which the Company issues shares of its Preferred Stock for aggregate proceeds to the Company of at least $5,000,000 or (y) a financing transaction in which the Company sells Preferred Stock where the proceeds to the Company, when combined with all other financings completed by the Company since September 30, 2008, are at least $5,000,000 (provided that, in the case of (y) above, the average consideration per share for all shares sold in such financing and in the other financings completed by the Company since September 30, 2008 shall be used for the purpose of this Section 6(e) and for determining whether such a financing is a Dilutive Issuance).

7.	Mandatory Conversion

Each share of each applicable series of Preferred Stock shall automatically be converted into shares of Common Stock at the then-applicable conversion rate upon the occurrence of (1) a Qualified IPO, (2) for the conversion of Junior Preferred, the affirmative vote of the holders of at least two-thirds (66-2/3%) the then-outstanding shares of Junior Preferred, voting together as a single class, or (3) for the conversion of Series C Preferred Stock and the Series C-l Preferred Stock, the affirmative vote of the Approval Threshold (the “Conversion Event”). Immediately upon the occurrence of a Conversion Event, the Preferred Stock shall cease to have any rights of Preferred Stock and shall instead have the rights attributable to the shares of Common Stock into which the Preferred Stock is automatically converted, whether or not Preferred Stock certificates have been exchanged for Common Stock certificates. All holders of record of shares of Preferred Stock will be given at least ten (10) days prior written notice of the estimated earliest date upon which mandatory conversion of the Preferred Stock could occur and the event constituting the Conversion Event. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Preferred Stock at such holder’s address as shown in the records of the Corporation. Each holder of shares of the Preferred Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in this Certificate of Incorporation shall apply to the mandatory conversion of the Preferred Stock.

8.	Special Mandatory Conversion

(a) In the event that the conditions for the Series C-l Closing (as set forth in Section 5.2 of the Purchase Agreement) have been satisfied and any holder of shares of Series C Preferred Stock (or an affiliate of such holder) does not purchase pursuant to Section 2.4 of the Purchase Agreement at such Series C-l Closing shares of Series C-l Preferred Stock in an amount equal to or greater than its allotted amount as shown under the heading “Shares Purchased at Series C-l Closing” on Exhibit A to the Purchase Agreement (a “Purchase Default”), then effective upon, subject to, and concurrently with, the consummation of the Series C-l Closing all shares of Series C Preferred Stock held by such holder shall automatically and without any further action on the part of such holder, be converted into shares of Common Stock in accordance with this Section 8. Upon such Purchase Default, any shares of Series C Preferred Stock so converted shall be cancelled and not subject to reissuance.

(b) Upon a Purchase Default, each holder of shares of Series C Preferred Stock converted pursuant to Section 8(a) shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in the notice of conversion delivered by the Corporation, and shall thereafter receive certificates for one-tenth (1/10) of the number of shares of Common Stock determined by dividing the Original Price for the Series C Preferred Stock by the Conversion Price for the Series C Preferred Stock. All rights with respect to the Series C Preferred Stock converted pursuant to Section 8(a), including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Purchase Default and the surrender of the certificate or certificates for Series C Preferred Stock so converted, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(c) All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Purchase Default, be deemed to have been retired and cancelled, and the shares of Series C Preferred Stock converted pursuant to Section 8(a) represented thereby shall, from and after the time of the Purchase Default, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

ARTICLE V

In further and not in limitation of the powers conferred by the laws of the State of Delaware:

The number of Directors, which constitute the whole Board of Directors of the Corporation, may be fixed by the Bylaws of the Corporation subject to the terms of Sections B.3(c) and B.4(c).

Elections of directors may be, but shall not be required to be, by written ballot, unless the Bylaws of the Corporation so provide.

The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VI

The Board is authorized to adopt, amend and repeal all or any of the Bylaws of the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware as in effect from time to time or any successor statute.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

No director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware or any successor provision, (d) for any transaction from which such director derived an improper personal benefit, or (e) acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, in the event that the General Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Corporation and provided, further, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any transaction related to any Corporate Opportunity even if originated by any director or any Fund.

The above provisions shall not affect any provision permitted under the General Corporation Law of Delaware in this Certificate of Incorporation, the Bylaws or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

The Corporation shall indemnify any and all of its directors or officers or former directors or officers to the fullest extent from time to time permitted by law with respect to any matter relating to his or her duty as an officer or director of the Corporation. Such indemnification shall not be deemed exclusive or any other rights to which those indemnified may be entitled, under any law, bylaw, agreement, vote of stockholders, or otherwise. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director or former director existing under this Article IX with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ARTICLE XI

All provisions relating to any exchange, reclassification or cancellation of issued shares are set forth in this Certificate of Incorporation.

ARTICLE XII

Any shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

CERTIFICATE OF CORRECTION

OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALDAGEN, INC.

DECEMBER 19, 2007

Aldagen, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

1.	The name of the corporation is Aldagen, Inc.

2.	The Fifth Amended and Restated Certificate of Incorporation filed by the Secretary of State of the State of Delaware on September 11, 2007 (the “Restated Certificate”), requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of the Restated Certificate to be corrected pertains to the Company’s ability to authorize an initial public offering of shares of its capital stock (other than a Qualified IPO (as defined in the Restated Certificate)) without the approval of certain holders of the Company’s Series C Preferred Stock and Series C-l Preferred Stock.

4.	With respect to the foregoing inaccuracy or defect, (the Restated Certificate is hereby corrected by deleting Section B.4(c)(xi) of Article IV in its entirety and inserting the following in lieu thereof:

“(xi) authorize any public offering of capital stock or other securities, provided that no such consent shall be required for a Qualified IPO.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Correction to be executed effective as of the date first set forth above.

ALDAGEN, INC.

By:	/s/ Fred D. Hutchison
Fred D. Hutchison, Assistant Secretary

CERTIFICATE OF AMENDMENT

OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

f/k/a STEMCO BIOMEDICAL, INC.

Aldagen, Inc., formerly known as StemCo Biomedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Aldagen, Inc.

2.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article IV in its entirety and substituting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Thirty-Eight Million Six Hundred Seventy Thousand Twenty-Four (138,670,024) shares, of which Eighty Million (80,000,000) shares shall be common stock, $0.001 par value per share (“Common Stock”), and Fifty-Eight Million Six Hundred Seventy Thousand Twenty-Four (58,670,024) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).”

3.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second paragraph of Article IV, Section B in its entirety and substituting the following in lieu thereof:

“The Preferred Stock of the Corporation shall consist of (i) Six Million Forty Thousand (6,040,000) shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), (ii) Eight Million Nine Hundred Twenty-Three Thousand Seven Hundred Eighty-Five (8,923,785) shares of Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), (iii) Twenty-Six Million Sixty-Nine Thousand Five Hundred Eighty-Four (26,069,584) shares of Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), and (iv) Seventeen Million Six Hundred Thirty-Six Thousand Six Hundred Fifty-Five (17,636,655) shares of Series C-l Preferred Stock, $0.001 par value per share (“Series C-1 Preferred Stock”), the powers, preferences, rights, privileges and restrictions, qualifications and limitations of each of which are set forth below.”

4.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following sentence at the end of the first paragraph of Article IV, Section B(5)(a):

“However, as a result of Dilutive Issuances prior to the date of the filing of this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Filing Date”), as of the Filing Date the Conversion Price for each series of Junior Preferred has been adjusted to $0.86, subject to further adjustments as provided in Section 6 below for Dilutive Issuances or other events occurring after the Filing Date.”

5.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV, Section B(6)(d)(6) in its entirety and substituting the following in lieu thereof:

Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance or sale of Common Stock or of options, or the shares of stock issuable upon exercise of such options, to purchase up to 861,286 shares of Common Stock granted after the date hereof (together with the exercise of up to 5,787,714 shares of Common Stock issuable for options granted prior to the date hereof), subject to adjustment for stock splits, stock dividends, recapitalizations and the like, to directors, officers, employees or consultants of the Corporation pursuant to stock options or stock purchase plans or agreements, whether “qualified” for tax purposes or not, pursuant to plans or arrangements approved by the Board of Directors, (ii) the issuance or sale of any other shares of Common Stock, Convertible Securities or Stock Purchase Rights as to which the holders of two-thirds (66-2/3%) of the outstanding shares of Junior Preferred and the Approval Threshold of the outstanding shares of Series C Preferred Stock and Series C-l Preferred Stock have expressly waived such adjustment to the Conversion Price pursuant to this Section 6, (iii) the issuance of Common Stock upon conversion of the Preferred Stock, (iv) any dividends or distributions on Preferred Stock, (v) the issuance of warrants to purchase shares of Common Stock to banks or equipment lessors, as approved by the Board of Directors, such issuances not to exceed in the aggregate one percent (1%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vi) the issuance of shares of Common Stock, Convertible Securities, or Stock Purchase Rights in connection with business combinations or corporate partnering agreements, as approved by the Board of Directors, such issuances not to exceed in the aggregate five percent (5%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vii) the sale of shares of Common Stock in connection with a Qualified IPO, (viii) solely with respect to the Junior Preferred, any issuance or deemed issuance of Common Stock, Convertible Securities or Stock Purchase Rights other than shares of Series C Preferred or Series C-l Preferred Stock issued in accordance with the terms of the Purchase Agreement, or (ix) the issuance of 408,785 shares of Series B Preferred Stock and 1,326,605 shares of Series C Preferred Stock upon the exercise of outstanding warrants. The issuances or sales described in the preceding clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) (solely with respect to the Junior Preferred) shall be ignored for purposes of calculating any adjustment to any Conversion Price.

6.	The foregoing amendment as certified herein has been duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on April 14, 2008.

ALDAGEN, INC.

By:	/s/ Edward L. Field
Name:	Edward L. Field
Title:	President

CERTIFICATE OF AMENDMENT

OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

f/k/a STEMCO BIOMEDICAL, INC.

Aldagen, Inc., formerly known as StemCo Biomedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Aldagen, Inc.

2.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV, Section B(6)(d)(6) in its entirety and substituting the following in lieu thereof:

“Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance or sale of Common Stock or of options, or the shares of stock issuable upon exercise of such options, to purchase up to 4,212,286 shares of Common Stock granted after the date hereof (together with the exercise of up to 5,787,714 shares of Common Stock issuable for options granted prior to the date hereof), subject to adjustment for stock splits, stock dividends, recapitalizations and the like, to directors, officers, employees or consultants of the Corporation pursuant to stock options or stock purchase plans or agreements, whether “qualified” for tax purposes or not, pursuant to plans or arrangements approved by the Board of Directors, (ii) the issuance or sale of any other shares of Common Stock, Convertible Securities or Stock Purchase Rights as to which the holders of two-thirds (66- 2/3%) of the outstanding shares of Junior Preferred and the Approval Threshold of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock have expressly waived such adjustment to the Conversion Price pursuant to this Section 6, (iii) the issuance of Common Stock upon conversion of the Preferred Stock, (iv) any dividends or distributions on Preferred Stock, (v) the issuance of warrants to purchase shares of Common Stock to banks or equipment lessors, as approved by the Board of Directors, such issuances not to exceed in the aggregate one percent (1%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vi) the issuance of shares of Common Stock, Convertible Securities, or Stock Purchase Rights in connection with business combinations or corporate partnering agreements, as approved by the Board of Directors, such issuances not to exceed in the aggregate five percent (5%) of the outstanding shares of Common Stock of the Corporation on a fully-diluted, as-converted into Common Stock basis, (vii) the sale of shares of Common Stock in connection with a Qualified IPO, (viii) solely with respect to the Junior Preferred, any issuance or deemed issuance of Common Stock, Convertible Securities or Stock Purchase Rights other than shares of Series C Preferred or Series C-1 Preferred Stock issued in accordance with the terms of the Purchase Agreement, or (ix) the issuance of 408,785 shares of Series B Preferred Stock and 1,326,605 shares of Series C Preferred Stock upon the exercise of outstanding warrants. The issuances or sales described in the preceding clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) (solely with respect to the Junior Preferred) shall be ignored for purposes of calculating any adjustment to any Conversion Price.”

3.	The foregoing amendment as certified herein has been duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on June 30, 2008.

ALDAGEN, INC.

By:	/s/ Edward L. Field
Name:	Edward L. Field
Title:	President

THIRD CERTIFICATE OF AMENDMENT

OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

f/k/a STEMCO BIOMEDICAL, INC.

Aldagen, Inc., formerly known as StemCo Biomedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Aldagen, Inc.

2.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article IV in its entirety and substituting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Thirty-Eight Million Seven Hundred Eight Thousand Four Hundred Forty-Five (138,708,445) shares, of which Eighty Million (80,000,000) shares shall be common stock, $0.001 par value per share (“Common Stock”), and Fifty-Eight Million Seven Hundred Eight Thousand Four Hundred Forty-Five (58,708,445) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).”

3.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second paragraph of Article IV, Section B in its entirety and substituting the following in lieu thereof:

“The Preferred Stock of the Corporation shall consist of (i) Six Million Forty Thousand (6,040,000) shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), (ii) Eight Million Nine Hundred Twenty-Three Thousand Seven Hundred Eighty-Five (8,923,785) shares of Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), (iii) Twenty-Six Million Sixty-Nine Thousand Five Hundred Eighty-Four (26,069,584) shares of Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), and (iv) Seventeen Million Six Hundred Seventy-Five Thousand Seventy-Six (17,675,076) shares of Series C-1 Preferred Stock, $0.001 par value per share (“Series C-1 Preferred Stock”), the powers, preferences, rights, privileges and restrictions, qualifications and limitations of each of which are set forth below.”

4.	The foregoing amendment as certified herein has been duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Third Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on July 10, 2009.

ALDAGEN, INC.

By:	/s/ Edward L. Field
Name:	Edward L. Field
Title:	President

FOURTH CERTIFICATE OF AMENDMENT

OF FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALDAGEN, INC.

f/k/a STEMCO BIOMEDICAL, INC.

Aldagen, Inc., formerly known as StemCo Biomedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Aldagen, Inc.

2.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by deleting the first sentence of Article IV in its entirety and substituting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Sixty-Three Million Two Hundred Ninety-Seven Thousand Eight Hundred Twenty-One (163,297,821) shares, of which Ninety-Two Million Two Hundred Ninety-Four Thousand Six Hundred Eighty-Eight (92,294,688) shares shall be common stock, $0.001 par value per share (“Common Stock”), and Seventy-One Million Three Thousand One Hundred Thirty-Three (71,003,133) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).”

3.	The Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second paragraph of Article IV, Section B in its entirety and substituting the following in lieu thereof:

“The Preferred Stock of the Corporation shall consist of (i) Six Million Forty Thousand (6,040,000) shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), (ii) Eight Million Nine Hundred Twenty-Three Thousand Seven Hundred Eighty-Five (8,923,785) shares of Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), (iii) Twenty-Six Million Sixty-Nine Thousand Five Hundred Eighty-Four (26,069,584) shares of Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), and (iv) Twenty-Nine Million Nine Hundred Sixty-Nine Thousand Seven Hundred Sixty-Four (29,969,764) shares of Series C-1 Preferred Stock, $0.001 par value per share (“Series C-1 Preferred Stock”), the powers, preferences, rights, privileges and restrictions, qualifications and limitations of each of which are set forth below.”

4.	The foregoing amendment as certified herein has been duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Fourth Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on October 21, 2009.

ALDAGEN, INC.

By:	/s/ W. Thomas Amick

Name:	W. Thomas Amick

Title:	Chairman, CEO

Aldagen, Inc.

Fourth Certificate of Amendment of

Fifth Amended and Restated Certificate of Incorporation

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